EXHIBIT 2.03

December 22, 2011

Securities and Exchange Commission
100 F Street NE Washington, DC  20549

RE: Aquentium, Inc.

We have read the statements that we understand Aquentium, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

De Joya Griffith & Company, LLC Certified Public Accountants